                                              Filed pursuant to Rule 424(b)(5)
                                                    Registration No: 333-38611


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 30, 1997)

                                 500,000 SHARES

                             JDN REALTY CORPORATION
(JDN REALTY CORPORATION LOGO)
                                  COMMON STOCK
                               ------------------

     JDN Realty Corporation is a real estate development company specializing in the development and asset management of retail shopping centers anchored by value-oriented retailers. As of December 31, 1998, we owned and operated 91 properties containing approximately 12.1 million square feet of gross leasable area located in 14 states.

     We are offering and selling 500,000 shares of common stock with this Prospectus Supplement and the accompanying Prospectus. To assist us in maintaining our qualification as a REIT, ownership by any person is limited to 8% of our common stock, with certain exceptions. This offering is a firm commitment underwriting.

     JDN's common stock is listed on the New York Stock Exchange under the symbol "JDN." On January 8, 1999, the last reported sale price of our common stock on the NYSE was $22.25 per share.

     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" IN JDN'S CURRENT REPORT ON FORM 8-K, DATED OCTOBER 30, 1998 AND INCORPORATED BY REFERENCE INTO THE ACCOMPANYING PROSPECTUS.

                               ------------------

                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Public Offering Price.......................................   $22.250    $11,125,000
Underwriting Discount.......................................   $ 0.445    $   222,500
Proceeds, before expenses, to JDN...........................   $21.805    $10,902,500

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement and the accompanying Prospectus are truthful and complete. Any representation to the contrary is a criminal offense.
                               ------------------

     We expect that the common stock will be ready for delivery on or about January 13, 1999.

                                 BT Alex. Brown

                  PROSPECTUS SUPPLEMENT DATED JANUARY 8, 1999

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Forward-Looking Statements..................................   S-3
The Company.................................................   S-4
Recent Developments.........................................   S-4
The Offering................................................   S-5
Use of Proceeds.............................................   S-5
Underwriting................................................   S-6
Legal Matters...............................................   S-6
                            PROSPECTUS
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     2
The Company.................................................     3
Use of Proceeds.............................................     3
Ratio of Earnings to Fixed Charges..........................     4
Description of Capital Stock................................     4
Description of Common Stock.................................     6
Description of Common Stock Warrants........................     7
Description of Preferred Stock..............................     8
Description of Debt Securities..............................    12
Plan of Distribution........................................    17
Experts.....................................................    18
Legal Matters...............................................    18

                           FORWARD-LOOKING STATEMENTS

     This Prospectus Supplement and the accompanying Prospectus contain or incorporate by reference certain forward-looking statements. When used, statements which are not historical in nature, including the words "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, including, among other things:

     - business conditions and the general economy, especially as they affect interest rates and value-oriented retailers;

     - the federal, state and local regulatory environment;

     - the availability of debt and equity capital with favorable terms and conditions;

     - the availability of new development and acquisition opportunities;

     - changes in the financial condition or corporate strategy of the Company's primary retail tenants and in particular Wal-Mart and Lowe's;

     - the ability to complete and lease existing development and redevelopment projects on schedule and within budget; and

     - the inability of the Company to maintain its qualification as a REIT.

     Other risks, uncertainties and factors that could cause actual results to differ materially from those projected are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in or incorporated by reference into this Prospectus Supplement and the accompanying Prospectus might not occur.

     You should rely only on the information contained in or incorporated by reference into this Prospectus Supplement and the accompanying Prospectus. We have not, and the Underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this Prospectus Supplement and the accompanying Prospectus is current as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since such dates.

The following information is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, the accompanying Prospectus. Unless the context otherwise requires, as used herein the terms "Company" or "JDN" include JDN Realty Corporation, its predecessor, JDN Development Company, Inc., subsidiaries of JDN Realty Corporation and JDN Development Company, Inc., and joint ventures (including limited liability companies) in which JDN Realty Corporation, JDN Development Company, Inc. or their subsidiaries own an interest.

                                  THE COMPANY

     The Company, which began operations in 1978, is a real estate development company specializing in the development and asset management of retail shopping centers anchored by value-oriented retailers. As of December 31, 1998, the Company owned and operated 91 properties containing approximately 12.1 million square feet of gross leasable area located in 14 states. The principal tenants of the Company's properties include Wal-Mart, Lowe's and Kroger. The Company has elected to be taxed as a real estate investment trust for federal income tax purposes.

     The Company's business objective is to increase its funds from operations per share by:

     - development of new shopping centers anchored by strong retailers;

     - redevelopment and expansion of its existing properties;

     - effective leasing and management of its properties and ground leasing of adjacent outparcels; and

     - acquisition of existing shopping centers.

     The Company is a fully integrated real estate firm with in-house development, redevelopment, expansion, leasing, property management and acquisition expertise.

     JDN Realty Corporation was incorporated under the laws of the State of Maryland in December 1993. The Company's executive offices are located at 359 East Paces Ferry Road, Suite 400, Atlanta, Georgia 30305 and its telephone number is (404) 262-3252.

                              RECENT DEVELOPMENTS

     Common Stock Offering. On November 10, 1998, the Company issued 717,500 shares of its common stock, $.01 par value per share (the "Common Stock"), in a public offering for net proceeds to the Company of approximately $14.9 million. The Company used the net proceeds from this offering to repay indebtedness outstanding under its $174,750,000 (expandable to $200,000,000) unsecured line of credit (the "Unsecured Line of Credit").

                                  THE OFFERING

Common Stock Offered..................     500,000 shares

Common Stock to be Outstanding after
the Offering..........................     33,206,728 shares(1)

Use of Proceeds.......................     To reduce the outstanding balance
                                           under the Unsecured Line of Credit

NYSE Symbol...........................     JDN
-------------------------

(1) Excludes 3,602,148 shares of Common Stock reserved for issuance under the Company's 1993 Incentive Stock Plan, 444,680 shares of Common Stock reserved for issuance under the Company's 1993 Non-Employee Director Stock Option Plan, 725,888 shares of Common Stock reserved for issuance under the Company's Dividend Reinvestment and Stock Purchase Plan and 146,997 shares of Common Stock reserved for issuance under the Company's 1995 Employee Stock Purchase Plan.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of the Common Stock offered hereby, after deducting the estimated expenses of the offering, are estimated to be approximately $10.8 million. The Company intends to use the net proceeds to reduce the outstanding balance under the Unsecured Line of Credit. Borrowings outstanding under the Unsecured Line of Credit were approximately $143.5 million at January 8, 1999. The Unsecured Line of Credit bears interest at LIBOR plus 1.00% (6.1041% at January 8, 1999) and matures May 2001.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the terms agreement (the "Terms Agreement"), the Company has agreed to sell to BT Alex. Brown Incorporated (the "Underwriter") and the Underwriter has agreed to purchase from the Company 500,000 shares of Common Stock. The Terms Agreement provides that the obligation of the Underwriter to pay for and accept delivery of the Common Stock is subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriter is obligated to take and pay for all shares of Common Stock offered hereby if any such shares are taken.

     The following table shows the per share and total underwriting discount to be paid to the Underwriter by the Company.

Per Share...................................................  $  0.445
Total.......................................................  $222,500

     The Underwriter proposes to offer the Common Stock directly to the public at $22.25 per share and to certain dealers at such price less a concession not in excess of $0.20 per share. The Underwriter may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain dealers.

     The Company expects to incur expenses of approximately $100,000 in connection with this offering. These expenses are estimated to include printing costs of $10,000, legal fees of $35,000, accounting fees of $25,000, NYSE listing fees of $10,000 and miscellaneous expenses of $20,000.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect thereof.

     In connection with the offering the Underwriter is permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Underwriter or its affiliates have provided, and may in the future provide, investment banking, financial advisory or commercial banking services for the Company, for which they have received and may receive customary compensation.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby, as well as certain legal matters relating to the Company, will be passed upon for the Company by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee. Waller Lansden Dortch & Davis, A Professional Limited Liability Company, will rely on the opinion of Brown & Wood LLP, Washington, D.C. as to certain matters of Maryland law.

     Certain legal matters related to the offering will be passed upon for the Underwriter by Hogan & Hartson L.L.P., Washington, D.C.

PROSPECTUS

                             JDN REALTY CORPORATION

                                  $600,000,000
    COMMON STOCK, COMMON STOCK WARRANTS, PREFERRED STOCK AND DEBT SECURITIES

     JDN Realty Corporation (the "Company") operates as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, and may from time to time offer in one or more series (i) shares of common stock, par value $.01 per share (the "Common Stock"), (ii) warrants to purchase Common Stock (the "Common Stock Warrants"), (iii) shares of preferred stock, par value $.01 per share (the "Preferred Stock"), or (iv) debt securities (the "Debt Securities"), with an aggregate public offering price of up to $600,000,000 (or the equivalent thereof in foreign currencies or currency units) in amounts, at prices and on terms to be determined at the time of any such offering. The Company may offer the Common Stock, Common Stock Warrants, Preferred Stock, and Debt Securities (collectively, the "Securities") from time to time, separately or together, in separate series, in amounts, at prices and on terms to be set forth in supplements to this Prospectus (each a "Prospectus Supplement").

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, the specific number of shares and issuance price per share; (ii) in the case of Common Stock Warrants, the duration, offering price, exercise price and detachability; (iii) in the case of Preferred Stock, the specific number of shares, designation, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and (iv) in the case of Debt Securities, the specific title, aggregate principal amount, currency of denomination and payment, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, terms for any sinking fund payments, terms for conversion into Common Stock, Preferred Stock or Debt Securities of another series, and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a REIT for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered by the Company directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
                             ---------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 30, 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is: http://www.sec.gov. The Common Stock is listed on the NYSE and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. The Prospectus and any accompanying Prospectus Supplement do not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus and any accompanying Prospectus Supplement concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.
                             ---------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have previously been filed by the Company with the Commission under the Exchange Act (File No. 1-12844) are incorporated herein by reference:

          (a) Annual Report on Form 10-K for the year ended December 31, 1996;

          (b) Quarterly Report on Form 10-Q for the quarter ended March 31,
     1997;

          (b) Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

          (c) Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

          (d) Current Report on Form 8-K, dated March 3, 1997;

          (e) Current Report on Form 8-K, dated March 12, 1997;

          (f) Current Report on Form 8-K, dated March 25, 1997;

          (g) Current Report on Form 8-K, dated May 30, 1997;

          (h) Current Report on Form 8-K, dated August 1, 1997;

          (i) Current Report on Form 8-K, dated September 26, 1997;

          (j) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended December 31, 1996; and

          (k) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on February 23, 1994, and the information therein incorporated by reference contained in the Company's Registration Statement on Form S-11 (File No. 33-73710).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written request of any such person, a copy of any or all of the documents incorporated herein by reference, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Company, at 3340 Peachtree Road, Suite 1530, Atlanta, Georgia 30326, Attention: Investor Relations, (404) 262-3252.

     Unless the context otherwise requires, as used herein the terms "Company" or "JDN" include JDN Realty Corporation, its predecessor, JDN Development Company, Inc., subsidiaries of JDN Realty Corporation and JDN Development Company, Inc., and joint ventures (including limited liability companies) in which JDN Realty Corporation, JDN Development Company, Inc. or their subsidiaries own an interest.

                                  THE COMPANY

     JDN Realty Corporation (the "Company"), which began operations in 1978, is a real estate development company operating as a REIT and specializing in the development and asset management of retail shopping centers anchored by value-oriented retailers. As of September 30, 1997, the Company owned and operated, either directly or through affiliated entities or joint ventures, 61 shopping center properties containing approximately 7.3 million square feet of gross leasable area, located in eleven states, primarily in the Southeast.

     The Company is one of the largest developers of Wal-Mart anchored shopping centers in the United States. The Company credits much of its success to its strong relationships with national, regional and local tenants which it has developed during its years of operations. The Company continuously works to improve existing tenant relationships and to develop new tenant relationships.

     The Company's business objective is to increase its funds from operations by (i) development of new shopping centers anchored by strong retail tenants with high credit quality, (ii) redevelopment and expansion of its existing properties, (iii) effective leasing and management of its properties and ground leasing of adjacent outparcels, and (iv) acquisition of existing shopping centers. The Company is a fully integrated real estate firm with in-house development, redevelopment, expansion, leasing, property management and acquisition expertise.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement accompanying this Prospectus, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include the development, redevelopment and acquisition of shopping center properties as suitable opportunities arise, the expansion and improvement of certain properties in the Company's portfolio and the repayment of outstanding indebtedness.

     Pending such uses, net proceeds of any offering of Securities will be invested in short-term, investment grade instruments, interest-bearing bank accounts or certificates of deposit, consistent with the Company's qualification as a REIT, the Company's Charter, as amended (the "Charter") and the Company's agreements with its lenders.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for the years indicated:

                                    NINE MONTHS
                                       ENDED
                                   SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                   --------------    ------------------------------------
                                   1997     1996     1996    1995    1994    1993    1992
                                   -----    -----    ----    ----    ----    ----    ----
Ratio of Earnings to Fixed
  Charges........................  2.81x    2.28x    2.29x   1.90x   1.64x    *       *

---------------

* Prior to completion of the Company's initial public offering of its common stock on March 29, 1994, the Company and its predecessor businesses were privately held and operated in a manner to minimize net taxable income and to fund any operating cash flow deficits through the sale of shopping center properties. As a result, although the Company historically generated positive cash flow, it had net losses for the years ended December 31, 1993 and 1992. Consequently, the computation of the ratio of earnings to fixed charges for such years indicates that earnings were inadequate to cover fixed charges by approximately $1.2 million and $1.8 million for the years ended December 31, 1993 and 1992, respectively.

     For purposes of calculating the ratio of earnings to fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before income tax benefits, net gain (loss) on real estate sales, extraordinary items and cumulative effect of changes in accounting principles. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of deferred debt costs. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to fixed charges and Preferred Stock dividend requirements are the same as the ratios of earnings to fixed charges presented above.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue an aggregate of 170,000,000 shares of capital stock, which includes 150,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock. On the date hereof, 15,493,501 shares of Common Stock were outstanding and no shares of Preferred Stock were outstanding.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code in any taxable year,
(i) not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly (after application of certain complex attribution rules), by five or fewer individuals (as defined in the Code) at any time during the last half of its taxable year, and (ii) its stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In order to ensure that requirement (i) above is satisfied, the Board of Directors shall refuse to transfer shares of the Common Stock to any person whose acquisition of such shares would result in the direct or indirect ownership of more than 8% either in number or value of the outstanding Common Stock and to transfer shares of Preferred Stock to any person whose acquisition of such shares would result in the direct or indirect ownership of more than 8% either in number or value.

     In connection with the foregoing, if the Board of Directors shall, at any time and in good faith, believe that direct or indirect ownership (as determined under applicable federal tax attribution rules) of at least 8% or more either in number or value of the outstanding capital stock has or may become concentrated in the hands of one beneficial owner (other than the Nichols, their family and certain affiliates), the Board of Directors shall refuse to transfer or issue capital stock to a person whose acquisition of such capital stock would cause a beneficial holder to hold in excess of 8% in value of the outstanding capital stock, subject to certain exceptions specified in the Charter. Further, any transfer of capital stock that would create a beneficial owner of more than 8% of the outstanding capital stock (other than to the Nichols, their family and certain affiliates, and certain exceptions specified in the Charter) shall be deemed void and the intended transferee shall be deemed never to have had an interest therein. As of December 31, 1996, the Nichols, members of their family and certain affiliates beneficially owned in excess of 8% in value of the outstanding Common Stock of the Company and may continue to do so. The Nichols, members of their family and certain affiliates may acquire additional shares of Common Stock but not such that any five individuals (as defined in the Code), taking into account the 8% limit, would beneficially own more than 49.9% of the Company's outstanding Common Stock.

     The Board of Directors is entitled to waive the ownership limit with respect to a particular stockholder if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the stockholder with respect to preserving the REIT status of the Company.

     If at any time there is a transfer in violation of such restrictions, those shares of outstanding capital stock in excess of 8% either in number or value of the Company's outstanding Common Stock, and those shares of outstanding Preferred Stock in excess of 8% either in number or value of the Company's outstanding Preferred Stock, subject to the foregoing exceptions ("Excess Shares"), shall be deemed to have been transferred to the Company, as trustee for the benefit of such persons to whom the Excess Shares are later transferred. Subject to the Company's right to purchase the Excess Shares, the interest in the trust representing the Excess Shares shall be freely transferable by the intended transferee at a price that does not exceed the price paid by the intended transferee for the Excess Shares. Excess Shares shall have no voting rights, and shall not be considered for the purpose of any shareholder vote or determining a quorum, but shall continue to be reflected as issued and outstanding stock. No dividends shall be paid with respect to Excess Shares. The Company shall have the right to purchase Excess Shares for the lesser of the amount paid by the intended transferee for the Excess Shares or the market price. The market price for any capital stock so purchased, shall be equal to the fair market value of such Excess Shares reflected in (i) the closing sales price for the capital stock, if then listed on only one national securities exchange, or (ii) the average closing sales price of such capital stock if then listed on more than one national securities exchange, or (iii) if the capital stock is not then listed on a national securities exchange, the latest bid quotation for the capital stock if then traded over-the-counter, as of the day immediately preceding the date on which notices of such purchase are sent by the Company. If no such closing sales prices or quotations are available, the purchase price shall equal the net asset value of such capital stock as determined by the Board of Directors in good faith.

     All persons who own a specified percentage (or more) of the outstanding capital stock of the Company must file a certificate with the Company containing information regarding their ownership of stock as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage is set between one-half of one percent and five percent, depending on the number of record holders of stock. In addition, each stockholder shall, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect, and constructive ownership of shares of stock of the Company as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

     All certificates representing shares of capital stock bear a legend referring to the restrictions described above.

BUSINESS COMBINATIONS

     Under the Maryland General Corporation Law, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the corporation's stock (an "Interested Shareholder") must be:
(a) recommended by the corporation's board of directors; and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the Interested Shareholder with whom the business combination is to be effected, unless, among other things, the corporation's holders of capital stock receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for his shares. In addition, an Interested Shareholder or affiliate thereof may not engage in a business combination with the corporation for a period of five years following the most recent date the person became an Interested Shareholder. These provisions of Maryland law do not apply, however, to business combinations that are approved by the board of directors of a Maryland corporation prior to a person's becoming an Interested Shareholder.

CONTROL SHARE ACQUISITIONS

     The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" may not be voted except to the extent approved by a vote of two-thirds of all the corporation's shares entitled to vote on the matter, excluding all interested shares. "Control shares" are shares which, if aggregated with all other shares owned by the person or in respect of which that person is entitled to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquirer to vote (i) 20% or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of the outstanding shares entitled to vote. Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained the required shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition and who has undertaken to reimburse certain expenses of the corporation and has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the corporation's board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

     Subject to certain conditions and limitations, if the voting rights of the control shares were considered and not approved, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to absence of voting rights, as of the date of the last control share acquisition by the acquirer or as of the date of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquirer is entitled to vote a majority of the shares entitled to vote, prior to the control share acquisition all other shareholders may exercise appraisal rights, unless the charter or bylaws of the corporation provide otherwise. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to the acquisitions approved or exempted by the charter or bylaws of the corporation prior to a control share acquisition.

     The limitation on ownership of the Company's Stock set forth in the Charter, as well as the provisions of Maryland law described above, could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

                          DESCRIPTION OF COMMON STOCK

     The Company is authorized to issue 150,000,000 shares of Common Stock. On the date hereof, 15,493,501 shares of Common Stock were outstanding, held by approximately 416 record holders.

     The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Debt Securities or Preferred Stock of the Company or upon the exercise of Common Stock Warrants issued by the Company. The statements below describing the Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Charter.

     Holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may declare out of funds legally available for the payment of dividends. Upon issuance, the shares of Common Stock will be fully paid and nonassessable and have no preferences or conversion, exchange or preemptive rights. In the event of any liquidation, dissolution or winding-up of the Company, the holders of shares of Common Stock are entitled to share ratably in any of the Company's assets remaining after the satisfaction of all obligations and liabilities of the Company and after required distributions to holders of Preferred Stock, if any. Each share is entitled to one vote on all matters voted upon by the holders of Common Stock. Holders of shares of Common Stock have no cumulative voting rights.

EXCHANGE LISTING

     The Company's Common Stock is listed on the New York Stock Exchange under the symbol JDN.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     The Company initially reserved 500,000 shares of Common Stock for issuance under its Dividend Reinvestment and Stock Purchase Plan (the "Plan") to provide record owners of the Company's Common Stock with a method of investing dividends and other distributions paid in cash in additional shares of the Company's Common Stock. The Company may issue original issue shares under the Plan or, from time to time, direct First Union National Bank of North Carolina, as the Company's agent under the Plan, to repurchase shares of the Company's Common Stock in the open market for sale under the Plan. To the extent shares of Common Stock purchased under the Plan are purchased from the Company, the Company will receive additional funds to be used for its general corporate purposes. On the date hereof, 492,775 shares of Common Stock are reserved for issuance under this plan.

EMPLOYEE STOCK PURCHASE PLAN

     The Company initially reserved 100,000 shares of Common Stock for issuance under the JDN Corporation 1995 Employee Stock Purchase Plan, which provides an opportunity for eligible employees of JDN Realty Corporation and its subsidiaries to acquire an interest in the Company through acquisitions of shares of the Company's Common Stock at a discount. The proceeds of shares purchased under this plan will be used for the Company's general corporate purposes. On the date hereof, 99,168 shares of Common Stock are reserved for issuance under this plan.

RESTRICTIONS ON OWNERSHIP

     The Common Stock is subject to certain restrictions on ownership described above under "Description of Capital Stock -- Restrictions on Ownership".

TRANSFER AGENT

     The transfer agent and registrar for the Company's Common Stock is First Union National Bank of North Carolina ("First Union").

                      DESCRIPTION OF COMMON STOCK WARRANTS

     The Company may issue Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants may be issued independently or together with any other Securities offered pursuant to any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Common

Stock Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and the warrant recipient or, if the recipients are numerous, a warrant agent identified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent, if engaged, will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. Further terms of the Common Stock Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of any Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Common Stock Warrants; (2) the aggregate number of such Common Stock Warrants; (3) the price or prices at which such Common Stock Warrants will be issued; (4) the designation, number and terms of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants; (5) the designation and terms of the other Securities with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with such offered Securities; (6) the date, if any, on and after which such Common Stock Warrants and the related Common Stock will be separately transferable; (7) the price at which each share of Common Stock purchasable upon exercise of such Common Stock Warrants may be purchased; (8) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Common Stock Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any;
(11) a discussion of certain federal income tax considerations relevant to a holder of such Common Stock Warrants; and (12) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

     Reference is made to the section captioned "Description of Common Stock" for a general description of the Common Stock to be acquired upon the exercise of the Common Stock Warrants. Additionally, the section captioned "Description of Capital Stock" includes a description of certain restrictions on transfer of the Common Stock.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

     The Company is authorized to issue 20,000,000 shares of Preferred Stock, par value $.01 per share, none of which were outstanding on the date hereof.

     The following description of the Preferred Stock sets forth certain anticipated general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of Preferred Stock (which terms may be different than those stated below) will be described in the Prospectus Supplement to which such series relates. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the applicable Prospectus Supplement and Charter (including the amendment describing the designations, rights, and preferences of each series of Preferred Stock) and Bylaws.

     Subject to limitations prescribed by Maryland law and the Charter, the Company's Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or the duly authorized committee thereof. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

     Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including: (1) the title and stated value of such Preferred Stock; (2) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred

Stock; (3) the dividend rate(s), period(s) and or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock; (4) the date from which dividends on such Preferred Stock shall accumulate, if applicable; (5) the procedures for any auction and remarketing, if any, for such Preferred Stock;
(6) the provision for a sinking fund, if any, for such Preferred Stock; (7) the provisions for redemption, if applicable, of such Preferred Stock; (8) any listing of such Preferred Stock on any securities exchange; (9) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof); (10) a discussion of certain federal income tax considerations relevant to a holder of such Preferred Stock; (11) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (12) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (13) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT and (14) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

RANK

     Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity and debt securities which are specifically designated as ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity and debt securities issued by the Company the terms of which specifically provide that such equity and debt securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity and debt securities issued by the Company the terms of which specifically provide that such equity and debt securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

DIVIDENDS

     Holders of shares of the Preferred Stock of each series shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

     Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are noncumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     Unless otherwise specified in the applicable Prospectus Supplement, if any shares of the Preferred Stock of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless full dividends (which include all unpaid dividends in the case of cumulative dividend Preferred Stock) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series.

     When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon shares of Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata among the holders of such series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Until required dividends are paid, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

     Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of Preferred Stock of such series which remains payable.

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the shares of Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     So long as any dividends on shares of any series of the Preferred Stock of the Company ranking on a parity as to dividends and distributions of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares of Preferred Stock to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series and, unless the full cumulative dividends on all outstanding shares of any cumulative Preferred Stock of such series and any other stock of the Company ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing will not prevent the purchase or acquisition of such shares of Preferred Stock to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company that will not result in the issuance of any Excess Shares.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a share of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of Common Stock, or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of shares of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

VOTING RIGHTS

     Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Any series of Preferred Stock may provide that, so long as any shares of such series of Preferred Stock remain outstanding, the holders of such series may vote as a separate class on certain specified matters, which may include changes in the Company's capitalization, amendments to the Charter, and mergers and dispositions.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred

Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

     The provisions of a series of Preferred Stock may provide for additional rights, remedies, and privileges if dividends on such series are in arrears for specified periods, which rights and privileges will be described in the applicable Prospectus Supplement.

     Under Maryland law, notwithstanding anything to the contrary set forth above, holders of each series of Preferred Stock will be entitled to vote upon a proposed amendment to the Charter, whether or not entitled to vote thereon by the Charter, if the amendment would alter the contract rights, as set forth in the Charter, of their shares of stock.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

RESTRICTIONS ON OWNERSHIP

     The Preferred Stock is subject to certain restrictions on ownership described above under "Description of Capital Stock -- Restrictions on Ownership".

                         DESCRIPTION OF DEBT SECURITIES

     The Company may issue Debt Securities under one or more trust indentures (each an "Indenture") to be executed by the Company and one or more trustees (each a "Trustee") meeting the requirements of a trustee under the Trust Indenture Act of 1939, as amended (the "TIA"). The Indentures will be qualified under the TIA.

     The following description sets forth certain anticipated general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (which terms may be different than those stated below) and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the following description. Forms of the Senior Indenture (as defined herein) and the Subordinated Indenture (as defined herein) have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

     The Debt Securities will be direct obligations of the Company and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt (as defined in the applicable Indenture) of the Company. Senior Securities and Subordinated Securities will be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a Trustee.

     Except as set forth in the applicable Indenture and described in a Prospectus Supplement relating thereto, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, secured or unsecured, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in the applicable Indenture. All

Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

     The Prospectus Supplement relating to any series of Debt Securities being offered will contain the applicable terms thereof, including, for example:

          (1) the title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

          (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Stock or Preferred Stock, or the method by which any such portion shall be determined;

          (4) if convertible, any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock into which such Debt Securities are convertible;

          (5) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (7) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the interest payment dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (8) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for conversion or registration of transfer or exchange and notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

          (9) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

          (10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (13) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the Indenture;

          (14) any provisions for collateral security for repayment of such Debt Securities;

          (15) whether such Debt Securities will be issued in certificated and/or book-entry form;

          (16) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (17) the applicability, if any, of defeasance and covenant defeasance provisions of the applicable Indenture;

          (18) the terms, if any, upon which such Debt Securities may be convertible into Common Stock or Preferred Stock of the Company and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

          (19) whether and under what circumstances the Company will pay additional amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

          (20) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as set forth in the applicable Indenture, the applicable Indenture will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of the Company's Common Stock and Preferred Stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Capital Stock -- Restrictions on Ownership." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

MERGER, CONSOLIDATION OR SALE

     It is expected that the Indenture will provide that the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided that (a) either the Company shall be the continuing corporation, or the successor corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any), and interest on, all of the applicable Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the applicable Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no Event of Default under the applicable Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee.

COVENANTS

     The Indenture will contain covenants requiring the Company to take certain actions and prohibiting the Company from taking certain actions. The covenants with respect to any series of Debt Securities will be described in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Each Indenture will describe specific "Events of Default" with respect to any series of Debt Securities issued thereunder. Such "Events of Default" are likely to include (with grace and cure periods): (i) default in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any required sinking fund payment for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Company contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for a specified period of days after written notice as provided in the applicable Indenture; (v) default in the payment of specified amounts of indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled and (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or either of its property.

     If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% of the principal amount of the outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amounts may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture. Each Indenture also will provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may
be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     Each Trustee will be required to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

     Each Indenture will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of a Event of Default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

     Subject to provisions in each Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURES

     It is anticipated that modifications and amendments of an Indenture may be made by the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each series of the outstanding Debt Securities issued under the Indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without a consent of each holder of such Debt Securities affected thereby: (1) change the stated maturity date of the principal of (or premium, if any) or any installment of interest, if any, on any such Debt Security; (2) reduce the principal amount of (or premium, if any) or the interest, if any, on any such Debt Security or the principal amount due upon acceleration of an Original Issue Discount Security; (3) change the place or currency of payment of principal of (or premium, if any) or interest, if any, on any such Debt Security; (4) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security; (5) reduce the above-stated percentage of holders of Debt Securities necessary to modify or amend the Indenture; or (6) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive compliance with certain provisions of the Indenture or for waiver of certain defaults. A record date may be set for any act of the holders with respect to consenting to any amendment.

     The holders of not less than a majority in principal amount of outstanding Debt Securities of each series affected thereby will have the right to waive compliance by the Company with certain covenants in such Indenture.

     Each Indenture will contain provisions for convening meetings of the holders of Debt Securities of a series to take permitted action.

REDEMPTION OF SECURITIES

     The Indenture will provide that the Debt Securities may be redeemed at any time at the option of the Company, in whole or in part, for certain reasons intended to protect the Company's status as a REIT. Debt Securities may also be subject to optional or mandatory redemption on terms and conditions described in the applicable Prospectus Supplement.

     From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debt Securities called for redemption shall have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the holders of the Debt Securities will be to receive payment of the Redemption Price.

CONVERSION OF SECURITIES

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

SUBORDINATION

     Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Securities. No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default in Senior Securities exists that permits the Holders of such Senior Securities to accelerate their maturity and the default is the subject of judicial proceedings or the Company receives notice of the default. After all Senior Securities are paid in full and until the Subordinated Securities are paid in full, Holders of Subordinated Securities will be subrogated to the right of Holders of Senior Securities to the extent that distributions otherwise payable to Holders of Subordinated Securities have been applied to the payment of Senior Securities. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than Holders of Subordinated Securities. If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will contain the approximate amount of Senior Securities outstanding as of the end of the Company's most recent fiscal quarter.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities through underwriters for public offer and sale by them, and also may sell Securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell Securities upon terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriters or agents in connection with an offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements to be entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Delayed delivery contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its delayed delivery contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by delayed delivery contracts.

                                    EXPERTS

     The consolidated financial statements and schedules of JDN Realty Corporation included in JDN Realty Corporation's Annual Report (Form 10-K) for the year ended December 31, 1996 and the statements of revenue and certain expenses of The Junction Shopping Center for the period from March 25, 1996 (date of commencement of operations) to December 31, 1996, the River Hills Shopping Center for the period from September 13, 1996 (date of commencement of operations) to December 31, 1996, the Midway Plaza Shopping Center for the period from November 2, 1995 (date of commencement of operations) to December 31, 1995 and the year ended December 31, 1996, and the Bermuda Square Shopping Center for the year ended December 31, 1996, respectively, included in the Current Report on Form 8-K of JDN Realty Corporation dated September 26, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements, schedules and statements of revenue and certain expenses are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Securities will be passed upon for the Company by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee.

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                                 500,000 SHARES

                         (JDN REALTY CORPORATION LOGO)

                             JDN REALTY CORPORATION

                                  COMMON STOCK

                             ---------------------

                             PROSPECTUS SUPPLEMENT
                             ---------------------

                                 BT Alex. Brown

                                JANUARY 8, 1999

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